FORM N-SAR
Exhibits 77D0

MAINSTAY VP FUNDS TRUST
811-03833
For Period Ended 06/30/2012

1.	The following Prospectus Supplement was filed under Rule 497 with the Securities and Exchange Commission on December 23, 2011, Accession Number 0001144204-11-071373.

MAINSTAY VP FUNDS TRUST

MainStay VP Common Stock Portfolio	MainStay VP ICAP Select Equity Portfolio
MainStay VP International Equity Portfolio	MainStay VP Balanced Portfolio
MainStay VP Bond Portfolio	MainStay VP Government Portfolio

Supplement dated December 23, 2011 (“Supplement”) to the Prospectus for
MainStay VP Funds Trust dated May 1, 2011, as supplemented (the “Prospectus”)

At a meeting held on December 14, 2011, each Portfolio’s Board of Trustees, including the Independent Trustees, approved the following changes to each Portfolio’s investment objective, effective May 1, 2012:

Portfolio Name	Current Investment Objective	New Investment Objective
MainStay VP Common Stock Portfolio	The Portfolio seeks long-term growth of capital, with income as a secondary consideration.	The Portfolio seeks long-term growth of capital.
MainStay VP Balanced Portfolio	The Portfolio seeks high total return.	The Portfolio seeks total return.
MainStay VP ICAP Select Equity Portfolio	The Portfolio seeks a superior total return.	The Portfolio seeks total return.
MainStay VP International Equity Portfolio
The Portfolio seeks to provide long-term growth of capital, commensurate with an acceptable level of risk by investing in a portfolio consisting primarily of non-U.S. equity securities. Current income is a secondary objective.

The Portfolio seeks to provide long-term growth of capital.
MainStay VP Bond Portfolio	The Portfolio seeks the highest income over the long term consistent with preservation of principal.	The Portfolio seeks total return.
MainStay VP Government Portfolio	The Portfolio seeks a high level of current income, consistent with safety of principal.	The Portfolio seeks current income.

The revisions to each Portfolio’s investment objective will not affect the respective Portfolio’s principal investment strategies or principal risks.  Shareholder approval of these changes is not required.

PLEASE RETAIN THIS SUPPLEMENT FOR YOUR FUTURE REFERENCE.

2.	The following Prospectus Supplement was filed under Rule 497 with the Securities and Exchange Commission on April 5, 2012, Accession Number 0001144204-12-020275.

 MAINSTAY VP FUNDS TRUST

MainStay VP Large Cap Growth Portfolio

Supplement dated April 5, 2012 (“Supplement”)
to the Prospectus, dated May 1, 2011

This Supplement updates certain information contained in the Prospectus with respect to MainStay VP Large Cap Growth Portfolio (the “Portfolio”). You may obtain copies of the Portfolio’s Prospectus and the Statement of Additional Information free of charge, upon request, by calling toll-free 1-800-598-2019, or by writing to New York Life Insurance and Annuity Corporation, 51 Madison Avenue, New York, NY 10010. Please review this important information carefully.

The last paragraph under the section entitled “Principal Investment Strategies” is hereby deleted and replaced in its entirety with the following:

Under normal market conditions, the Subadvisor employs a sell discipline pursuant to which it may sell some or all of its position in a stock when a stock becomes fully valued, the fundamental business prospects are deteriorating, or the position exceeds limits set by the Subadvisor.

PLEASE RETAIN THIS SUPPLEMENT FOR YOUR FUTURE REFERENCE.